Filed Pursuant to Rule 433
Registration Nos. 333-226056
and 333-226056-01

NextEra Energy Capital Holdings, Inc.

Pricing Term Sheet

May 5, 2020

Issuer:	NextEra Energy Capital Holdings, Inc.
Designation:	2.25% Debentures, Series due June 1, 2030
Registration Format:	SEC Registered
Principal Amount:	$2,000,000,000
Date of Maturity:	June 1, 2030
Interest Payment Dates:	Semi-annually in arrears on June 1 and December 1, beginning December 1, 2020
Coupon Rate:	2.25%
Price to Public:	99.963% of the principal amount thereof
Benchmark Treasury:	1.500% due February 15, 2030
Benchmark Treasury Yield:	0.654%
Spread to Benchmark
Treasury Yield:	160 basis points
Reoffer Yield:	2.254%
Redemption:	Redeemable at any time prior to March 1, 2030, at 100% of the principal amount plus any accrued and unpaid interest plus make-whole premium at discount rate equal to Treasury Yield plus 25 basis points; and redeemable at any time on or after March 1, 2030, at 100% of the principal amount plus any accrued and unpaid interest
Trade Date:	May 5, 2020
Settlement Date:*	May 12, 2020
CUSIP / ISIN Number:	65339K BR0/US65339KBR05

Expected Credit Ratings:**

Moody’s Investors Service Inc.	“Baa1” (stable)
S&P Global Ratings	“BBB+” (stable)
Fitch Ratings, Inc.	“A-” (stable)

Joint Book-Running Managers:

BofA Securities, Inc.

Credit Suisse Securities (USA) LLC

J.P. Morgan Securities LLC

Morgan Stanley & Co. LLC

RBC Capital Markets, LLC

Barclays Capital Inc.

BNY Mellon Capital Markets, LLC

BMO Capital Markets Corp.

Citigroup Global Markets Inc.

Goldman Sachs & Co. LLC

Mizuho Securities USA LLC

MUFG Securities Americas Inc.

PNC Capital Markets LLC

Regions Securities LLC

Santander Investment Securities Inc.

SMBC Nikko Securities America, Inc.

SunTrust Robinson Humphrey, Inc.

Wells Fargo Securities, LLC

Co-Managers:

Banca IMI S.p.A.

Commerz Markets LLC

Deutsche Bank Securities Inc.

DNB Markets, Inc.

DZ Financial Markets LLC

HSBC Securities (USA) Inc.

ICBC Standard Bank Plc

Loop Capital Markets LLC

Samuel A. Ramirez & Company, Inc.

SG Americas Securities, LLC

Siebert Williams Shank & Co., LLC

Stern Brothers & Co.

Synovus Securities, Inc.

WR Securities, LLC

Junior Co-Managers

Academy Securities, Inc.

C.L. King & Associates, Inc.

___________________

*	It is expected that delivery of the Debentures will be made against payment therefor on or about May 12, 2020, which will be the fifth business day following the date of pricing of the Debentures. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, by virtue of the fact that the Debentures initially will settle in T+5, purchasers who wish to trade the Debentures on the date of pricing of the Debentures or on the next two business days should specify an extended settlement cycle at the time they enter into any such trade to prevent failed settlement and should consult their own advisors.

**	A security rating is not a recommendation to buy, sell or hold securities and should be evaluated independently of any other rating. The rating is subject to revision or withdrawal at any time by the assigning rating organization.

The terms “make-whole premium” and “Treasury Yield” have the meanings ascribed to those terms in the Issuer’s Preliminary Prospectus Supplement, dated May 5, 2020.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BofA Securities, Inc. toll-free at 1-800-294-1322, Credit Suisse Securities (USA) LLC toll-free at 1-800-221-1037, J.P. Morgan Securities LLC collect at 1-212-834-4533, Morgan Stanley & Co. LLC toll-free at 1-866-718-1649 and RBC Capital Markets, LLC toll-free at 1-866-375-6829.